          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549

                       FORM 8-K

                    CURRENT REPORT

        Pursuant To Section 13 or 15(d) of the
            Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  January 26, 1995


               THE COLONIAL GROUP, INC.
(Exact name of registrant as specified in its charter)


MASSACHUSETTS        1-9054                04-2934627

(State or other      (Commission File      (IRS Employer
jurisdiction of      Number)               Identification No.)
incorporation)

ONE FINANCIAL CENTER
BOSTON,  MASSACHUSETTS                     02111

(Address of                                (Zip Code)
Principal Executive
Office)

Registrant's
telephone number,
including area code:                       (617) 426-3750

                        No Change

 (Former name or former address, if changed since last
                        report)

Item 5.  Other Events

On January 26, 1995, the Registrant issued the following press release:
                                            For Information:
                                              Davey S. Scoon
                                               (617)426-3750

FOR IMMEDIATE RELEASE

         The Colonial Group, Inc. Releases Earnings

Boston, January 26, 1995 - The Colonial Group, Inc.
(NASDAQ:COGRA) announced today revenues and results of operations for the fourth quarter and full year 1994.

FOURTH QUARTER RESULTS
- - - - ----------------------

Revenues. Revenues were $38.2 million for the fourth quarter of 1994. This represents a decrease of $4.2 million or 10% compared to revenues of $42.4 million for the same period last year.

Results of Operations. Operating expenses for the fourth quarter of 1994 include non-recurring expense of $4.1 million and acceleration of stock option expense of $2.5 million related to the planned merger with Liberty Financial Companies, Inc. The after tax effect of these items was $3.6 million and $1.5 million, respectively, resulting in a loss for the period of $2.0 million. This compares to $5.3 million of net income for the same period last year.

Results per share. The impact of the accelerated stock option expense and non-recurring expense relating to the planned merger on earnings per share was a negative $0.64 resulting in a net loss per share of $0.25 for the three months ended December 31, 1994, compared to net income per share of $0.69 for the same period last year.

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FULL YEAR RESULTS
- - - - ----------------------

Revenues. Revenues were $161.2 million for 1994. This represents an increase of $10.4 million or 7% compared to revenues of $150.8 million in 1993.

Results of Operations. Operating expenses include non-recurring expense of $4.6 million and acceleration of stock option expense of $2.5 million related to merger activity that resulted in the planned merger with Liberty Financial
Companies, Inc. The after tax effect of these items of $4.0 million and $1.5 million, respectively, resulted in net income of $11.8 million for 1994. This compares to $20.0 million of net income for 1993.

Results per share. The impact of the accelerated stock option expense and non-recurring expense on earnings per share was a negative $0.70 resulting in net income per share of $1.53 for 1994, compared to $2.65 for 1993.

Sales of Colonial funds were $201 million in the fourth quarter and $1.6 billion for the year compared to $1.1 billion and $4.6 billion, respectively, in 1993. Assets under management declined further to $13.8 billion at December 31, 1994 from $14.4 billion at September 30, 1994 and $15.6 billion at the end of 1993, largely due to lower bond prices.

Chairman and Chief Executive Officer, John A. McNeice, Jr.
made these comments:

"Despite lower sales and lower assets under management, the
Company experienced satisfactory earnings in 1994, although
not at the same level experienced in 1993.   In connection
with the pending merger with Liberty Financial, the registration statement for the combined companies will be a publicly available filing with the Securities and Exchange
Commission shortly."

                  - Financials To Follow -

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
                                                    THE COLONIAL GROUP, INC.
                                                SUMMARY OF RESULTS OF OPERATIONS

                                            (In thousands, except per share amounts)
                                      Three Months Ended               Year Ended
                                          December 31,                 December 31,
                                     -------------------         ----------------------
                                       1994       1993              1994         1993
                                     --------   --------         --------      --------
Revenues                             $38,235    $42,386          $161,193      $150,767
Operating Expenses          (a)       38,129     32,279           131,266       113,491
                                     -------    -------          --------      --------
Operating Income                         106     10,107            29,927        37,276
Interest expense, net                 (1,143)    (1,600)           (6,491)       (4,485)
                                     -------    -------          --------      --------
Income (Loss) before provision
  for income taxes and cumulative
  effect of a change in accounting
  for income taxes                    (1,037)     8,507            23,436        32,791

Provision for income taxes               935      3,184            11,636        12,853
                                     -------    -------          --------      --------
Income (Loss) before cumulative
  effect of a change in accounting
  for income taxes                    (1,972)     5,323            11,800        19,938

Cumulative effect of a change in
  accounting for income taxes           ---        ---               ---           72
                                     --------   --------          --------     --------
Net Income (Loss)           (b)       ($1,972)    $5,323           $11,800      $20,010
                                     ========   ========          ========     ========
Net Income (Loss) per share (b)        ($0.25)     $0.69             $1.53        $2.65
                                     ========   ========          ========     ========

             (a) 1994 fourth quarter operating expenses include non-recurring expense of $4,067 and acceleration of stock option expense of $2,512 related to the planned merger with
             Liberty Financial Companies, Inc.  Operating expenses for the full year in 1994 include non-recurring expense of $4,636 and acceleration of stock option expense of $2,512.

             (b) The after tax effect of items described in Note (a) above was to reduce net income for the fourth quarter and the full year in 1994 by $5,029 or $0.64 per share and
             $5,457 or $0.70 per share, respectively.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     THE COLONIAL GROUP, INC.

Date: February 1, 1995           By: John A. McNeice, Jr.
                                     Chairman of the Board